Exhibit 99.1

QVC ANNOUNCES INVESTOR MEETING WEBCAST

Englewood, Colo, May 14 - QVC (NASDAQ: LINTA, LINTB) will webcast a QVC Investor Meeting on Thursday, May 24th, with presentations beginning at 9:45 a.m. Eastern Time. During these presentations, observations may be made regarding the company's financial performance and outlook and the proposed creation of the Liberty Ventures tracking stock.

The presentation will be broadcast live via the Internet. All interested persons should visit the Liberty Interactive Corporation website at http://www.libertyinteractive.com/events to register for the webcast. An archive of the webcast will also be available on this website for 30 days.

About Liberty Interactive Corporation
Liberty Interactive (Nasdaq: LINTA, LINTB) owns interests in a broad range video and online commerce businesses including QVC, Provide Commerce, Backcountry.com, Celebrate Interactive, Bodybuilding.com, Evite, Expedia and TripAdvisor.

Additional Information
Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of Liberty Interactive's proposed new tracking stock or Liberty Interactive's existing common stock. The offer and sale of shares of the proposed tracking stock will only be made pursuant to an effective registration statement. Liberty Interactive stockholders and other investors are urged to read the registration statement filed with the SEC, including the preliminary proxy statement/prospectus contained therein, because they contain important information about the issuance of shares of the proposed tracking stock. Copies of Liberty Interactive's SEC filings are available free of charge at the SEC's website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation
The directors and executive officers of Liberty Interactive and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals relating to the approval of the issuance of the new tracking stock. Information regarding the directors and executive officers of Liberty Interactive and other participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC (a preliminary filing of which has been made with the SEC).

Contact:
Courtnee Ulrich
720-875-5420